Automotive Safety Components International Limited
                            Penyfan Industrial Estate
                             Crumlin, Gwent, NP1 4EF


                                                                    May 18, 1998

John Laurence Hakes
Overhanger
Hindhead Road
Haslemere, Surrey, GU27 1LP

Dear John:

     As you know, the reverse merger of Valentec International Corporation ("Valentec") into a wholly-owned subsidiary of Safety Components International, Inc. ("SCI") has been completed in the United States and Valentec International Limited ("VIL") has been separated into a private UK company independent of SCI's wholly-owned UK subsidiary, Automotive Safety Components International Limited ("ASCIL"). This makes your positions as President, European Operations of SCI and as President of ASCIL redundant, effective at the end of May 1998. However, both ASCIL and VIL will require certain services from you for the next 12 months.

     In light of these developments, this letter will confirm our understanding that, effective immediately (the "Effective Date"), your employment agreement with VIL and ASCIL, dated as of June 1, 1995 (the "Employment Agreement") is hereby terminated. In consideration of the payments and other consideration set forth in this letter agreement (collectively, the "Consideration"), you hereby agree to (i) resign as the President, European Operations of ASCIL and any and all other positions and directorships currently held by you with SCI or an affiliate or subsidiary thereof (VIL, ASCIL, SCI and their respective affiliates are collectively referred to herein as the "Company"), (ii) relinquish any and all rights under the Employment Agreement, substituting this Letter Agreement therefor and (iii) continue to provide certain services to both VIL and ASCIL as described below. You hereby agree that the Consideration offered hereby will fully terminate the Employment Agreement and your employment as an officer of ASCIL, and any possible claims arising from or through that relationship.

     1. Positions Offered Hereby.

     (a) At our request, you will continue to be employed by VIL as Managing Director for a period of 12 months from the Effective Date and shall perform such duties and exercise such powers as shall from time to time be reasonably and lawfully required of you by the Board of Directors of VIL and shall serve VIL and any associated company to the best of your ability and use your best endeavors to promote the interests and welfare of VIL and any associated company and shall conform to the directions of the Board of Directors of VIL in the performance


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of your duties and shall perform such specific duties in relation to VIL and any associated company as the Board of Directors of VIL may from time to time require.

     (b) Further, for a period of 12 months from the Effective Date, you will serve as a consultant to ASCIL and provide such services as may be requested of you by the Board of Directors of ASCIL.

2.   Compensation

     Upon the acknowledgment by you of this Letter Agreement, you will be entitled to receive from ASCIL and VIL (as they shall allocate between them), as consideration for the termination of your Employment Agreement and as complete compensation for your continued employment with VIL and consulting for ASCIL for the 12 month period following the Effective Date, a lump sum payment of (pound)146,688 (British pounds) (less applicable withholding taxes), which is equal to the combined salary paid to you by ASCIL and VIL during the one year period immediately prior to the Effective Date. You will also be compensated by VIL at the previously agreed rates for any export revenues received by VIL during the 12 month period following the Effective Date.

3.   Other Benefits

     (a) For a period of 12 months from the Effective Date, ASCIL shall continue to pay all insurance premiums due under your life insurance policy currently maintained pursuant to the Employment Agreement.

     (b) For a period of 12 months from the Effective Date, you will be entitled to be a member of VIL's Contributory Pension Scheme on the normal terms and conditions from time to time applicable to that scheme in respect of directors.

     (c) In addition to the foregoing, stock options to purchase 35,000 shares of common stock of SCI granted to you under SCI's 1994 Stock Option Plan shall be deemed to have vested as of the Effective Date and you will be entitled to exercise such options during the 12 month period following the Effective Date and for a 30 day period thereafter.

     (d) Further, the Company acknowledges that you will be entitled to keep the automobile which was awarded to you as your 1996/1997 annual performance bonus and which is already in your possession.



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4.   Restrictive Covenants

     (a) Nondisparagement. You hereby agree not to comment adversely or make disparaging remarks concerning the Company or any of their respective officers, and the Company agrees not to comment adversely or make disparaging remarks concerning you.

     (b) Confidentiality of this Letter Agreement. You hereby agree not to disclose the terms of this Letter Agreement or to otherwise provide a copy of this Letter Agreement to anyone (except your professional advisors and except as may be required by applicable law).

5.   Employment Agreement

     Except for  Sections  4.5  (Holidays),  4.6 (Out of Pocket  Expenses),  5.1
(Service),  5.2  (Confidentiality),  5.3 ([no heading]),  5.4 (Inventions),  5.5
(Restraint on Competition), 5.6 (Copyright), 6 (Scope of Restrictions and Application), 7.1 ([no heading]), 7.2 ([no heading]), 7.3 ([no heading]), 7.4 ([no heading]), 8 (Holding Out), 9 (Notices), 10 (Relevant Law), 11 (Overriding Legislation), 12 (Individual Clause Construction), 17 (Assignment) and 18 (Grievance) of the Employment Agreement, which are hereby incorporated herein by reference as if fully set forth herein, the Employment Agreement is hereby terminated and of no further force or effect.

6.   General Provisions

     (a) This Letter Agreement, together with the release annexed hereto as Exhibit A, constitutes the entire understanding of ASCIL, VIL and you with respect to the subject matter hereof, and supersedes all prior understandings, written or oral. The terms of this Letter Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof. The invalidity or unenforceability of any provision of this Letter Agreement shall in no way affect the validity or enforceability of any other provision. In the event that any provision of this Letter Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     (b) In the event of any material breach of this Agreement (including a payment obligation), the nonbreaching party shall be relieved of its obligations hereunder.

     (c) This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.



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     If the foregoing is in  accordance  with our  understanding,  kindly sign a copy of this letter in the space provided below and return it to us, whereupon this letter shall constitute a binding agreement between us as of the date hereof.

                     Sincerely,
                     AUTOMOTIVE SAFETY COMPONENTS INTERNATIONAL LIMITED
                     By:     /s/Robert A. Zummo
                             ------------------
                     Name:
                     Title:


                     VALENTEC INTERNATIONAL LIMITED
                     By:     /s/ Robert A. Zummo
                             -------------------
                     Name:
                     Title:

Agreed To and Accepted as of the date hereof:


    /s/ John Laurence Hakes
    -----------------------
        JOHN LAURENCE HAKES



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